BioRestorative Therapies, Inc.
40 Marcus Drive, Suite One
Melville, New York 11747

July 8, 2026

Mr. Robert E. Kristal
40 Marcus Drive, Suite One
Melville, New York 11747

Dear Mr. Kristal:

Reference is made to the Executive Employment Agreement, dated as of May 27, 2026, between BioRestorative Therapies, Inc. and you (the "Employment Agreement").

Section 9 of the Employment Agreement is hereby amended to read as follows:

"9. Change in Control. In order to protect the Executive against the possible consequences and uncertainties of a Change in Control of the Company and thereby induce the Executive to remain in the employ of the Company, the Company agrees that, if, during the Employment Period, a Change in Control of the type described in clause (iii) of the definition thereof in Section 13 occurs, (a) the Company shall pay to the Executive the Cash Severance Amount provided for in Section 5(b) in the manner provided for in Section 5(d) whether or not the Executive's employment terminates in connection therewith; and (b) all outstanding equity awards granted to the Executive (including options and restricted stock units) will thereupon vest (with all such options remaining exercisable until the expiration date(s) provided for in the option agreement(s)). In the event of a payment pursuant to this Section 9, the Executive shall not be entitled to an additional Cash Severance Amount in the event of a termination of his employment Without Cause or a resignation for Good Reason."

Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

Very truly yours,

BIORESTORATIVE THERAPIES, INC.

DocuSigned by:
By: Lance Alstodt
71EF68FA21034EC...
Lance Alstodt, Chief Executive Officer

Agreed:
DocuSigned by:
Robert Kristal
082E9D13BB8842A...
Robert E. Kristal